Exhibit 23.5

CONSENT OF GEOMEGA, INC.

To:	U.S. Securities and Exchange Commission (“SEC”)
Board of Directors of 5E Advanced Materials, Inc.

Re:	Registration Statement on Form S-8 of 5E Advanced Materials, Inc. (the “Company”) dated February 4, 2026 (the “Form S-8”)

Geomega, Inc. (“Geomega”), in connection with the Form S-8 consents to:

(i)
The filing and/or incorporation by reference by the Company and use of the Technical Report Summary titled “Preliminary Feasibility Study on 5E Advanced Materials Fort Cady Project” with a report date of August 7, 2025, and effective date of August 4, 2025 (the “Technical Report Summary”) that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the SEC, filed (or incorporated by reference) as Exhibit 96.1 to the Company’s 2025 Annual Report on Form 10-K, dated September 29, 2025;
(ii)
The use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form S-8 and any such Technical Report Summary; and
(iii)
The use of any quotation from, or summarization of, the particular section or sections of the Technical Report Summary in the Form S-8, to the extent it was prepared by us, that we supervised its preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference to the Form S-8.

Geomega is responsible for, and this consent pertains to Section 7.3 of the Technical Report Summary.

Neither the whole nor any part of the Technical Report Summary nor any reference thereto may be included in any other filings with the SEC without the prior written consent of Geomega as to the form and context in which it appears.

Dated: February 4, 2026

By:	/s/ Martin Roth
Name:	Martin Roth, P.G.
Title:	Senior Hydrogeologist, Geomega, Inc.